Exhibit 99.1

For Immediate Release	For more information, contact:
Nathan R. Iles
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces

Fourth Quarter and 2020 Year-End Results

New York, NY, February 23, 2021......Standard Motor Products, Inc. (NYSE: SMP), a leading automotive replacement parts manufacturer and distributor, reported today its consolidated financial results for the three months and twelve months ended December 31, 2020.

Consolidated net sales for the fourth quarter of 2020 were $282.7 million, compared to consolidated net sales of $241.3 million during the comparable quarter in 2019. Earnings from continuing operations for the fourth quarter of 2020 were $22.7 million or $1.00 per diluted share, compared to $12.7 million or 56 cents per diluted share in the fourth quarter of 2019. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the fourth quarter of 2020 were $24.7 million or $1.08 per diluted share, compared to $13.6 million or 59 cents per diluted share in the fourth quarter of 2019.

Consolidated net sales for the twelve months ended December 31, 2020, were $1,128.6 million, compared to consolidated net sales of $1,137.9 million during the comparable period in 2019.  Earnings from continuing operations for the twelve months ended December 31, 2020, were $80.4 million or $3.52 per diluted share, compared to $69.1 million or $3.03 per diluted share in the comparable period of 2019.  Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the twelve months ended December 31, 2020 and 2019 were $82.4 million or $3.61 per diluted share and $70.8 million or $3.10 per diluted share, respectively.

Loss from discontinued operations, net of income taxes, in the fourth quarter of 2020 was $13.6 million compared to $1.2 million in the comparable period last year. The loss pertains to asbestos-related liabilities from a brake business, originally acquired in 1986 and subsequently divested in 1998, and are adjusted at least annually, when the Company engages an independent actuary to assess the Company’s exposure.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President stated, “We are very pleased with our fourth quarter results, as we achieved records in both sales and earnings from continuing operations. After a very difficult second quarter when we experienced a slowdown caused by the pandemic, business rebounded in the second half, and we ended within one percent of our 2019 full-year revenue, setting a new high for full-year earnings from continuing operations.

“By segment, Engine Management sales were up 14.8% in the quarter, due to a combination of carry-over of an order backlog coming out of the third quarter, and generally strong demand across our entire customer base. Customer POS was consistently up in the mid-single digits, reflecting ongoing positive sell-through.  Temperature Control sales were up 30% in the quarter, as the warm weather continued into the period.

“Our strong profits for the quarter were mainly the result of increased absorption in our plants from elevated sales and production levels. For the full year, our record profits were primarily due to higher production levels in certain periods and annual savings initiatives, and to a lesser extent by certain non-recurring benefits from cost reduction initiatives and COVID-related government incentives, partially offset by COVID-related costs.

“Looking forward, we enter 2021 with many positives – our industry remains healthy and our customers’ POS has remained strong. However, as previously announced in December, we were informed of the loss of a major account in our Engine Management segment. When we initially reported the loss, the timing was still uncertain. We now know that the business will be phased out over the course of the first quarter of 2021. As we said before, the loss was due to a shift in business strategy by the customer, and we are aggressively working to reduce costs accordingly while we seek to replace the business. We remain very confident in our go-to-market strategy, which continues to be very well received by the balance of our customers. In fact, we are delighted to announce that we just received the 2020 Supplier of the Year award from O’Reilly Auto Parts, in which they recognized the strength of our partnership.

“We are very excited to announce the publication of our inaugural Sustainability Report, now available on our website. We believe we have a long heritage of investing in our people, our communities, and our planet, and we are pleased to share the details publicly.

“As we continue to return value to our shareholders, our Board of Directors recently approved the payment of a quarterly dividend of 25 cents per share, payable on March 1, 2021. Our Board has also authorized an additional $20 million common stock repurchase plan, which when added to the amount remaining under the prior plan will allow us to repurchase up to $26.5 million of our outstanding shares. We repurchased shares of our common stock in the amount of $4.8 million during the fourth quarter of 2020.”

Mr. Lawrence I. Sills, Chairman of the Board, then stated “Mr. Roger M. Widmann announced that he will retire from the Board this coming May, at the conclusion of his term. Roger has been a valuable member of our Board, where he has served since 2005, including as Chairman of our Compensation and Management Development Committee for the past nine years. He has been a major contributor in all areas, and he will be missed. We wish him a well-deserved retirement.”

Mr. Eric Sills continued, “In conclusion, as we reflect back on a year unlike any in history, certain positives come to mind. First, we cannot be more proud of our employees, who helped us navigate uncharted waters with tremendous dedication and skill. We owe them a debt of gratitude. Second, it demonstrated once again the resiliency of the automotive aftermarket, proving how essential it is to the basic functioning of our country and its infrastructure. We remain very confident about our future.”

Conference Call
Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Tuesday, February 23, 2021.  The dial-in number is 888-632-3389 (domestic) or 785-424-1674 (international). The playback number is 800-839-9725 (domestic) or 402-220-6093 (international). The participant passcode is 62175.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
NET SALES	$282,738	$241,252	$1,128,588	$1,137,913

COST OF SALES	188,584	168,408	791,933	806,113

GROSS PROFIT	94,154	72,844	336,655	331,800

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	60,972	54,232	224,670	234,715
INTANGIBLE ASSET IMPAIRMENT	2,600	-	2,600	-
RESTRUCTURING AND INTEGRATION EXPENSES	-	1,116	464	2,585
OTHER INCOME (EXPENSE), NET	5	10	(26)	(5)

OPERATING INCOME	30,587	17,506	108,895	94,495

OTHER NON-OPERATING INCOME, NET	220	305	812	2,587

INTEREST EXPENSE	221	967	2,328	5,286

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	30,586	16,844	107,379	91,796

PROVISION FOR INCOME TAXES	7,844	4,106	26,962	22,745

EARNINGS FROM CONTINUING OPERATIONS	22,742	12,738	80,417	69,051

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(13,568)	(1,220)	(23,024)	(11,134)

NET EARNINGS	$9,174	$11,518	$57,393	$57,917

NET EARNINGS PER COMMON SHARE:

BASIC EARNINGS FROM CONTINUING OPERATIONS	$1.02	$0.57	$3.59	$3.09
DISCONTINUED OPERATION	(0.61)	(0.06)	(1.02)	(0.50)
NET EARNINGS PER COMMON SHARE - BASIC	$0.41	$0.51	$2.57	$2.59

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$1.00	$0.56	$3.52	$3.03
DISCONTINUED OPERATION	(0.60)	(0.06)	(1.01)	(0.49)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.40	$0.50	$2.51	$2.54

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	22,379,056	22,434,134	22,374,123	22,378,414
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	22,855,523	22,882,235	22,825,885	22,818,451

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED DECEMBER 31,				TWELVE MONTHS ENDED DECEMBER 31,
	2020		2019		2020		2019
	(Unaudited)				(Unaudited)
Revenues
Ignition, Emission Control, Fuel & Safety Related System Products	$193,518		$167,276		$691,722		$705,994
Wire and Cable	38,342		34,681		143,963		143,167
Engine Management	231,860		201,957		835,685		849,161

Compressors	22,060		15,405		163,071		160,485
Other Climate Control Parts	25,667		21,319		118,883		117,870
Temperature Control	47,727		36,724		281,954		278,355

All Other	3,151		2,571		10,949		10,397
Revenues	$282,738		$241,252		$1,128,588		$1,137,913

Gross Margin
Engine Management	$76,451	33.0%	$61,823	30.6%	$251,747	30.1%	$251,560	29.6%
Temperature Control	14,333	30.0%	8,349	22.7%	75,161	26.7%	70,064	25.2%
All Other	3,370		2,672		9,747		10,176
Gross Margin	$94,154	33.3%	$72,844	30.2%	$336,655	29.8%	$331,800	29.2%

Selling, General & Administrative
Engine Management	$37,203	16.0%	$34,439	17.1%	$137,440	16.4%	$145,162	17.1%
Temperature Control	13,297	27.9%	11,364	30.9%	53,865	19.1%	56,397	20.3%
All Other	10,472		8,429		33,365		33,156
Selling, General & Administrative	$60,972	21.6%	$54,232	22.5%	$224,670	19.9%	$234,715	20.6%

Operating Income
Engine Management	$39,248	16.9%	$27,384	13.6%	$114,307	13.7%	$106,398	12.5%
Temperature Control	1,036	2.2%	(3,015)	-8.2%	21,296	7.6%	13,667	4.9%
All Other	(7,102)		(5,757)		(23,618)		(22,980)
Subtotal	33,182	11.7%	18,612	7.7%	111,985	9.9%	97,085	8.5%
Intangible Asset Impairment	(2,600)	-0.9%	-	0.0%	(2,600)	-0.2%	-	0.0%
Restructuring & Integration	-	0.0%	(1,116)	-0.5%	(464)	0.0%	(2,585)	-0.2%
Other Income (Expense), Net	5	0.0%	10	0.0%	(26)	0.0%	(5)	0.0%
Operating Income	$30,587	10.8%	$17,506	7.3%	$108,895	9.6%	$94,495	8.3%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)
	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS

GAAP EARNINGS FROM CONTINUING OPERATIONS	$22,742	$12,738	$80,417	$69,051

RESTRUCTURING AND INTEGRATION EXPENSES	-	1,116	464	2,585
INTANGIBLE ASSET IMPAIRMENT	2,600	-	2,600	-
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	-	-	(235)	(144)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(676)	(291)	(797)	(673)

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$24,666	$13,563	$82,449	$70,819

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.00	$0.56	$3.52	$3.03

RESTRUCTURING AND INTEGRATION EXPENSES	-	0.05	0.02	0.11
INTANGIBLE ASSET IMPAIRMENT	0.11	-	0.11	-
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	-	-	(0.01)	(0.01)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(0.03)	(0.02)	(0.03)	(0.03)

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.08	$0.59	$3.61	$3.10

OPERATING INCOME

GAAP OPERATING INCOME	$30,587	$17,506	$108,895	$94,495

INTANGIBLE ASSET IMPAIRMENT	2,600	-	2,600	-
RESTRUCTURING AND INTEGRATION EXPENSES	-	1,116	464	2,585
OTHER (INCOME) EXPENSE, NET	(5)	(10)	26	5

NON-GAAP OPERATING INCOME	$33,182	$18,612	$111,985	$97,085

MANAGEMENT BELIEVES THAT EARNINGS FROM CONTINUING OPERATIONS, DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AND OPERATING INCOME, EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS. SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY’S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	DECEMBER 31, 2020	DECEMBER 31, 2019
	(Unaudited)

ASSETS

CASH	$19,488	$10,372

ACCOUNTS RECEIVABLE, GROSS	203,861	131,852
ALLOWANCE FOR DOUBTFUL ACCOUNTS	5,822	5,212
ACCOUNTS RECEIVABLE, NET	198,039	126,640

INVENTORIES	345,502	368,221
UNRETURNED CUSTOMER INVENTORY	19,632	19,722
PREPAID EXPENSES AND OTHER CURRENT ASSETS	15,875	15,602

TOTAL CURRENT ASSETS	598,536	540,557

PROPERTY, PLANT AND EQUIPMENT, NET	89,105	89,649
OPERATING LEASE RIGHT-OF-USE ASSETS	29,958	36,020
GOODWILL	77,837	77,802
OTHER INTANGIBLES, NET	54,004	64,861
DEFERRED INCOME TAXES	44,770	37,272
INVESTMENT IN UNCONSOLIDATED AFFILIATES	40,507	38,858
OTHER ASSETS	21,823	18,835

TOTAL ASSETS	$956,540	$903,854

LIABILITIES AND STOCKHOLDERS’ EQUITY

NOTES PAYABLE	$10,000	$52,460
CURRENT PORTION OF OTHER DEBT	135	4,456
ACCOUNTS PAYABLE	100,018	92,535
ACCRUED CUSTOMER RETURNS	40,982	35,240
ACCRUED CORE LIABILITY	22,014	24,357
ACCRUED REBATES	46,437	26,072
PAYROLL AND COMMISSIONS	35,938	26,649
SUNDRY PAYABLES AND ACCRUED EXPENSES	47,078	38,819

TOTAL CURRENT LIABILITIES	302,602	300,588

OTHER LONG-TERM DEBT	97	129
NONCURRENT OPERATING LEASE LIABILITIES	22,450	28,376
ACCRUED ASBESTOS LIABILITIES	55,226	49,696
OTHER LIABILITIES	25,929	20,837

TOTAL LIABILITIES	406,304	399,626

TOTAL STOCKHOLDERS’ EQUITY	550,236	504,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$956,540	$903,854

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2020	2019
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

NET EARNINGS	$57,393	$57,917
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH
PROVIDED BY OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	26,323	25,809
DEFERRED INCOME TAXES	(7,470)	5,094
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAXES	23,024	11,134
OTHER	18,768	11,359
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(71,933)	2,789
INVENTORIES	17,984	(17,901)
ACCOUNTS PAYABLE	7,428	(1,950)
PREPAID EXPENSES AND OTHER CURRENT ASSETS	(370)	(8,296)
SUNDRY PAYABLES AND ACCRUED EXPENSES	40,651	(2,957)
OTHER	(13,902)	(6,070)
NET CASH PROVIDED BY OPERATING ACTIVITIES	97,896	76,928

CASH FLOWS FROM INVESTING ACTIVITIES

ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	-	(43,490)
NET PROCEEDS FROM SALE OF FACILITY	-	4,801
CAPITAL EXPENDITURES	(17,820)	(16,185)
OTHER INVESTING ACTIVITIES	21	62
NET CASH USED IN INVESTING ACTIVITIES	(17,799)	(54,812)

CASH FLOWS FROM FINANCING ACTIVITIES

NET CHANGE IN DEBT	(46,708)	7,860
PURCHASE OF TREASURY STOCK	(13,482)	(10,738)
DIVIDENDS PAID	(11,218)	(20,593)
OTHER FINANCING ACTIVITIES	(108)	93
NET CASH USED IN FINANCING ACTIVITIES	(71,516)	(23,378)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	535	496
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,116	(766)
CASH AND CASH EQUIVALENTS at beginning of year	10,372	11,138
CASH AND CASH EQUIVALENTS at end of year	$19,488	$10,372